Exhibit 99.1

Contact:

MicroStrategy Incorporated

Investor Relations

ir@microstrategy.com

(703) 848-8600

MicroStrategy Announces

Sale of Alarm.com Subsidiary

MCLEAN, Va., February 17, 2009 - MicroStrategy® Incorporated (NASDAQ: MSTR), a leading worldwide provider of business intelligence software, today announced the sale of its majority-owned subsidiary, Alarm.com Incorporated, to a consortium of investors led by ABS Capital Partners. Alarm.com is a provider of web-enabled residential and commercial security and activity monitoring technology. As a result of the sale, which was consummated on February 13, 2009, MicroStrategy received $27.7 million in cash in exchange for all of its ownership interest in Alarm.com, subject to customary post-closing adjustments, if any, for the working capital of Alarm.com Incorporated.

About ABS Capital Partners

Founded in 1990, ABS Capital Partners has established a strong track record for investment in later-stage growth companies. With over $1.5 billion raised since inception, ABS Capital helps companies choose the growth initiatives that build the greatest longer-term value. ABS Capital has partnered with numerous portfolio companies to achieve successful outcomes, including over 40 initial public offerings and acquisitions by market leaders like CBS Corporation, EMC Corporation, LabCorp and Pitney Bowes Inc. For more information please visit www.abscapital.com.

About MicroStrategy Incorporated

Founded in 1989, MicroStrategy is a global leader in business intelligence (BI) technology. MicroStrategy provides integrated reporting, analysis, and monitoring software that helps leading organizations worldwide make better business decisions every day. Companies choose MicroStrategy for its advanced technical capabilities, sophisticated analytics, and superior data and user scalability. More information about MicroStrategy (NASDAQ: MSTR) is available at www.microstrategy.com.

This press release may include statements that may constitute “forward-looking statements,” including estimates of future business prospects or financial results and statements containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results of MicroStrategy Incorporated and its subsidiaries (collectively, the “Company”) to differ materially from the forward-looking statements. Factors that could contribute to such differences include: the ability of the Company to effect a timely general release of the MicroStrategy 9 software in the first quarter of 2009; the ability of the Company to implement and achieve widespread customer acceptance of its MicroStrategy 9 software on a timely basis; the Company’s ability to recognize deferred revenue through delivery of products or satisfactory performance of services; continued acceptance of the Company’s products in the marketplace; the timing of significant orders; delays in the Company’s ability to develop or ship new products; market acceptance of new products; competitive factors; general economic conditions, including significant downturns in industries, including the financial services and retail industries, in which we have a significant number of customers; currency fluctuations; and other risks detailed in the Company’s registration statements and periodic reports filed with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.